UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Registration Statement under the Securities Act of 1933
Amendment No. 3

Zenitech Corporation
(Exact name of registrant as specified in its charter)

Delaware	2673	99-0360626
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1000 N. West Street, Suite 1200
Wilmington, DE 19801
302.295.4898
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Company Corporation
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
800.818.6082 (tel)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Prospectus is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☑

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security (2) (3) ($)	Proposed Maximum Aggregate Offering Price (3) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.0001	1,758,466	$0.20	$351,693	$26

(1)
An indeterminate number of additional shares of common stock shall be issue-able pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)
The Selling Security Holders will sell their shares of our common stock at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any national securities exchange or listed on the Nasdaq Stock Market and we have not applied for listing or quotation on the public market.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act. The price per share and the aggregate offering price for the shares are calculated on the basis of our most recent private placement of common stock at $0.20 per share on May 12, 2010.

Subject to Completion
Preliminary Prospectus dated   , 2010

PROSPECTUS

1,758,466 Shares of Common Stock

Before this offering there has been no public market for our common stock.  We are registering 1,758,466 shares of common stock held by 43 Selling Security Holders. The Selling Security Holders will have the option to sell their shares at an initial price of $0.20 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of shares of our common stock by the Selling Security Holders, who will receive estimated aggregate net proceeds of $351,693 if all the shares being registered are sold. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market, and we do not intend to apply to have our common stock listed on any national securities exchange or the NASDAQ stock market. Instead, we plan to apply to have our common stock quoted on the OTC Bulletin Board. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over-the-counter equity securities.  Over-the-counter securities are traded by a community of market makers that enter quotes and trade through a sophisticated computer network. Information on the OTC Bulletin Board can be found at www.otcbb.com.

There is no guarantee that a trading market for our common stock will develop and the purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. See the section entitled "Risk Factors" beginning on page 4 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement that includes this Prospectus is declared effective by the Securities and Exchange Commission. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the Selling Security Holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

PROSPECTUS SUMMARY

This Prospectus includes forward-looking statements. To the extent that any statements made in this Prospectus contain information that is not historical, such as financial projections, information or expectations about our business plans, results of operations, products or markets, or future events, such statements are forward-looking. Forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 4 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section beginning on page 22 of this Prospectus.  We do not undertake any obligation to publicly update any forward-looking statements.

Our Business

We are a development stage company engaged in development and commercialization of environmentally friendly packaging materials. We are interested in and researching possible improvements to traditional packaging products, namely plastic shopping bags, water bottles and other plastic packaging products that cause a lot of damage to the environment.  Our aim is to improve these packaging solutions to minimize the use of plastic materials. We have been able to develop and currently bringing to production our first product, the environmentally friendly floral sleeve and wrapper, a compostable wrapping solution for retail of floriculture products.

We now have a license to manufacture, market, distribute and sell our environmentally-friendly floral sleeve and wrapper product for the floriculture industry world-wide.  Mr. Guang Wei Qu holds patent number CN201415829 for the environmentally friendly floral sleeve and wrapper.  The patent was granted to Mr. Qu by the State Intellectual Property Office of the People’s Republic of China.

We are focusing on developing our business in order to sell our product in specific countries.  We also have been working with the Chinese inventor, Mr. Guang Wei Qu, and his team to investigate and research the material formulae and manufacturing processes for plastic packaging.

We entered into the license agreement with Mr. Guang Wei Qu on March 3, 2010. The license agreement with Mr. Qu gives us an exclusive worldwide perpetual license to use or cause to be used Mr. Qu’s patent and any improvements in any manner and for any purpose whatsoever and including, without limiting the generality of the foregoing, to manufacture, distribute, market, and sell the floral sleeve and wrapper anywhere in the world during the continuance of the license agreement.. This arrangement has both secured our role as the floral sleeve and wrapper’s manufacturer and worldwide supplier. We believe that development and commercialization of the environmentally friendly floral sleeve and wrapper is our first step in becoming the world leader in manufacturing and distributing the environmentally friendly floral sleeves and wrappers around the world.

We were incorporated as a Delaware company on July 28, 2005, but there was no activity until 2009. As a result, the financial statements related to 2008 have been omitted as there was no activity through December 31, 2008 and the balances are zero. We have no subsidiaries. Our sole officer and director is located in China, and our executive office is at 1000 N. West Street, Suite 1200, Wilmington, DE 19801. Our telephone number is (302)295-4898. Our fiscal year end is December 31.

We are a development stage company. We have generated only nominal revenues from our business activities and we do not expect to generate revenues for the foreseeable future. Since our inception on July 28, 2005 to September 30, 2010 we have incurred operational losses and accumulated a net loss of $175,859. We have been issued a going concern opinion by our auditors. To finance our operations to date, we have completed one round of financing and raised $101,693 in cash through private placements of our common stock.

For the next 12 months (beginning October 2010), we plan to spend from a minimum of approximately $200,000 to a maximum of $625,000 to carry out our operations. There are also many factors, described in detail in the "Risk Factors” section beginning on page 4 of this Prospectus, which may adversely affect our ability to begin and sustain profitable operations.

The Offering

The 1,758,466 shares of our common stock being registered by this Prospectus represent approximately 13% of our issued and outstanding common stock as of December 7, 2010 .

Securities Offered:	1,758,466 shares of common stock offered by the 43 Selling Security Solders
Initial Offering Price:
The $0.20 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including the most recent selling price of 508,466 shares of our common stock in private placements for $0.20 per share on May 12, 2010. The Selling Security Holders will have the option to sell their shares at an initial offering price of $0.20 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Minimum Number of Securities to be Sold in this Offering:	None.
Securities Issued and to be Issued:
As of December 7, 2010 we had 13,758,466 issued and outstanding shares of our common stock and no outstanding options, warrants or other convertible securities.
All of the common stock to be sold under this Prospectus will be sold by existing stockholders. We will not receive any proceeds from the sale of shares of our common stock by the Selling Security Holders. There is no established market for the common stock being registered. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and an application must be made on our behalf by a market maker. We have not yet engaged a market maker to make the application. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a negative effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the Selling Security Holders.

Financial Summary Information

All of the references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

We have identified the provinces of Ontario and British Columbia of Canada, and the states of California, Florida, Texas, Michigan and North Carolina of the States as our primary targeting markets simply because theses two provinces and five states represent the largest production and sales of the floriculture industry in North America. In 2009, the wholesale value of the floriculture industry in the five U.S. states was USD $2.53 billion.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section on page 24 of this Prospectus and the accompanying financial statements and related notes included elsewhere.

Income Statement Data

	Nine Months Ended September 30, 2010 (unaudited) ($)	Nine Months Ended September 30, 2009 (unaudited) ($)	Period from July 28, 2005 (Date of Inception) to September 30, 2010 (unaudited) ($)	Year ended December 31, 2009 ($)

Revenue	-	-	24,962	24,962
Cost of Revenue	-	-	(24,776)	(24,776)
Gross Profit	-	-	186	186
Total Expenses	82,716)	(25,544)	(176,045)	(93,329)
Net Loss	(82,716)	(25,544)	(175,859)	(93,143)
Loss Per Share – Basic and Diluted	(0.01)	(0.00)		(0.01)

Balance Sheet Data

	September 30, 2010 (unaudited) ($)	December 31, 2009 ($)
Working Capital (Deficit)	$(17,114)	$(31,863)
Total Assets	$38,368	$527
Total Liabilities	(21,254)	$(32,390)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. The occurrence of any of the following risks could harm our business. You may lose part or all of your investment due to any of these risks.

This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

RISKS RELATED TO OUR BUSINESS

1. There is no assurance that the market for biodegradable materials will grow and we may not be able to achieve or sustain profitable operations.

The use of biodegradable packaging materials, such as in the environmentally friendly floral sleeve and wrapper product instead of plastics may be considered a luxury in certain segments of our target markets.  In order for the market for biodegradable materials to develop, it will be necessary for a portion of the population in our target markets to become willing to pay the cost associated with biodegradable materials, which may in some cases be higher than the cost associated with non-biodegradable materials, in order to obtain the related social benefits. At present our largest market is projected to be in  China. Although the economy of China is growing, the average income of the Chinese population remains far below that of European and American countries where biodegradable materials have developed a clientele. The conversion of the Chinese population from standard plastics to biodegradable materials will require the concerted efforts of the biodegradable materials industry, provincial and national government, and popular opinion. If a significant portion of the Chinese population is not willing to pay the cost associated with biodegradable materials, the growth of our business will be hindered and we may not be able to achieve or sustain profitable operations.

2. Our lack of generating revenues from operations makes it difficult for us to evaluate our future business prospects and to make decisions based on those estimates of our future performance.  Investors do not have historical information on which to base their decisions.

As of the date of this registration statement, we have not generated any significant revenues. Our business plan is still speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate revenues or profits, which makes it difficult to evaluate our business.  Because of the uncertainties related to our lack of historical revenues from operations, we may be hindered in our ability to anticipate and timely adapt to fluctuations in sales volumes, revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we may never generate revenues and may incur substantial losses, which may result in a decline in our stock price. Investors do not have historical information on which to base their decisions.

3. We may be unable to protect our proprietary and technology rights under our license agreement with Mr. Qu and Mr. Qu may not be able to protect his own proprietary rights pursuant to his patent.  If the proprietary rights are not protected, then our competitors may copy our products and put us out of business, causing investors in our company to lose their entire investment.

Our success will depend in part on our ability to protect our proprietary rights pursuant to our license agreement, dated March 2, 2010, with Mr. Qu and Mr. Qu’s ability to protect his own proprietary rights pursuant to his patent.   We intend to rely on our license agreement and Mr. Qu’s patent to protect our proprietary rights. However, these measures afford only limited protection.

The means available for protecting our or Mr. Qu’s proprietary rights may not be adequate. The system of laws and the enforcement of laws in China is not as certain in implementation and interpretation as in the United States.  The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, which leads to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy for theft of Mr. Qu’s proprietary information or encroachment onto our rights pursuant to the license agreement would have a material adverse impact on our business operations, financial condition and results of operations.

If we or Mr. Qu fail to adequately protect the proprietary rights we depend on, our competitive prospects will be adversely affected. Despite our and Mr. Qu’s efforts to protect the proprietary rights, unauthorized parties may attempt to copy our products or aspects of them.  If this happens, customers could choose those other products over ours and we could go out of business.  This would cause investors in our company to lose their entire investment.

4. Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money, could prevent us from selling our products.  If we cannot sell our products, we will go out of business.

Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties and the ability to protect our own intellectual property pursuant to our license agreement with Mr. Qu.  Third parties may assert that we are employing their proprietary technology without authorization even if we are not.   It is possible that our manufacture, use and sale of our products may infringe on existing or future patents obtained by other parties.  Regardless of the merits of any claim, we could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against them.  In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties.  We may not be able to obtain such licenses at a reasonable cost, or at all.   Furthermore, we could be prohibited from making, using or selling our products.   In that event, we would encounter delays in supplying our product to the market.  Defense of any lawsuit or failure to obtain any required licenses on favorable terms could prevent us from commercializing our products.  If we are not able to sell our products, we will go out of business.

5. We have no business insurance coverage.  Therefore, any business disruption, litigation or natural disaster will likely result in substantial costs and diversion of our resources.  If we cannot devote all of our resources to the development of our business, our business will likely fail and our investors will lose their entire investment in our company.

The insurance industry in China is at an early stage of development.  Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance.  As a result, we do not have business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption in comparison to the cost of the insurance are such that it is not in the best interests of the company to acquire that insurance at this time. Therefore, any business disruption, litigation or natural disaster might result in substantial costs and diversion of our resources. .  If we cannot devote all of our resources to the development of our business, our business will likely fail and our investors will lose their entire investment in our company.

6. We will need a significant amount of capital to carry out our proposed business plan, and unless we are able to raise sufficient funds, we may be forced to discontinue our operations.

In order to carry out our business plan we will require a significant amount of capital. We estimate that we will need approximately $625,000 to finance our planned operations and carry out our business plan during the next 12 months, which we must obtain through the sale of equity securities or from outside sources.  In selling our equity securities, we will likely face competition from the selling shareholders named in this prospectus who will be selling the shares registered hereunder.  Resales by our selling shareholders will not provide us with any capital.

As of September 30, 2010 we had approximately $38,368 in cash in our bank account. Our ability to obtain the necessary financing to execute our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to continue to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

7. Our sole officer and director is engaged in other business activities and may not devote sufficient time to our affairs, which may prevent us from achieving or maintaining profitability.

Because our sole officer and director, who is responsible for our business activities, does not devote all of her working hours to our management and operation, we may not be able to implement our business plan in either the manner we intend or at the speed we propose. Our sole officer and director has other obligations and commitments which may cut into the amount of time she is able to devote to our affairs, which may impact the pace of our growth and the progress of our development.

Currently, Hong Yang, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director and contributes approximately 50% of her time to us. The effect of these circumstances may prevent us from achieving or maintaining profitability.

8. We may indemnify our director and officer against liability to us and our security holders, and such indemnification could increase our operating costs.

Our Bylaws allow us to indemnify our director and officer against claims associated with carrying out the duties of her office. Our Bylaws also allow us to reimburse her for the costs of certain legal defenses. Since our sole officer and director is aware that she may be indemnified for carrying out the duties of her offices, she may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our sole officer and director files a claim against us for indemnification, the associated expenses could also increase our operating costs.

9. Recent economic events and conditions may adversely affect our access to additional capital.

Since 2006, U.S. credit markets have experienced disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities.  These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence.  These conditions caused a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  These disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies.  These disruptions could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations.  Our access to additional capital may not be available on terms acceptable to us or at all.

The recent unprecedented events in global financial markets have had a profound impact on the global economy.  Many industries are impacted by these market conditions.  Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity and foreign exchange markets, and a lack of market liquidity.  A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect our Company’s growth and profitability.  Specifically:

●	the global credit/liquidity crisis could impact the cost and availability of financing and our Company’s overall liquidity;

●	volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs; and

●	the devaluation and volatility of global stock markets impacts the valuation of our Company’s equity securities.

These factors could have a material adverse effect on our Company’s financial condition and results of operations.

RISKS RELATED TO COUNTRY

10. There are risks related to doing business in China given an uncertain regulatory environment.

Uncertainty in the state regulatory environment in China such as in the field of corporate financial and investment and fund raising activities may expose us to unexpected liability exposure and possibly even penalties. We finance our operations through equity and debt financings. China has an evolving regulatory environment as to what is permitted and often new regulations are adopted to regulate certain areas where there were no regulations before. As a result, we may be exposed to unforeseen risks of violating rules that did not exist. Such risks apply to all aspects of our operation. In case we are found to be in such violation, we could be subjected to monetary and other unexpected penalties.  This may in turn have an impact on our results of operation and the value of shares of our common stock.

11. China’s Economic Policies could affect our business.

Substantially all of our assets are located in the China and substantially all of our revenue will be initially derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.  While Chinese economy has experienced significant growth in the past 20 years, such growth has been uneven geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but some measures may have a negative effect on us.  For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been changing from a planned economy to a more market-oriented economy.  In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government.  In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the China’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

12. The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Chinese Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the China’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from any future offerings of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.  Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares of common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994, China has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to appreciation. We may not be able to hedge effectively against Renminbi appreciation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

13. It may be difficult to enforce judgments or bring actions outside the United States against our Company and our sole director and officer.

It may be difficult to effect service of process and enforcement of legal judgments upon our Company and our sole officer and director because she resides outside the United States. As our operations are presently based in China and our key director and officer resides outside the United States, service of process on our sole director and officer may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States.

RISKS RELATED TO THE MARKET FOR OUR STOCK

14. Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the Selling Security Holders.

15. We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We intend to retain our earnings, if any, to support operations and to finance the growth and development of our business.  We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

16. Because our sole officer and director will own more than 87% of our issued and outstanding common stock after this offering, she will retain control of us and be able to elect our directors. You therefore may not be able to remove her as a director, which could prevent us from becoming profitable.

Hong Yang, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, has sole control over 12,800,000 shares, which is approximately 93% of our issued and outstanding common stock.

Because Ms. Hong will continue to own and control approximately 87% of our issued and outstanding common stock following the offering, she will be able to elect all of our directors and control our operations. She may have an interest in pursuing activities and transactions that involve significant risks; for example, she could cause us to enter into strategic partnerships that create indebtedness. She may also acquire and hold interests in businesses that compete either directly or indirectly with us. If Ms. Hong fails to act in our best interests or fails to adequately manage our operations, you may have difficulty removing her as a director, which could prevent us from becoming profitable.

17. The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of at least approximately $200,000 to fund our operations and planned activities for the next 12 months (beginning October 2010).  If possible, we intend to obtain financing of up to $425,000 in addition to the initial $200,000 that we plan to obtain.  Our efforts to acquire financing will likely require us to issue additional equity securities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

18. Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

19. Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

20. You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the Selling Security Holders.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will have the option to sell their shares at an initial offering price of $0.20 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.20 per share figure, including the following:

●	our most recent private placements of 508,466 shares of our common stock at a price of $0.20 per share on May 12, 2010;

●	our lack of operating history;

●	our capital structure; and

●	the background of our management.

As a result, the $0.20 per share initial offering price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the Selling Security Holders will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. Selling Security Holders may sell their shares at a price different than the $0.20 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

DILUTION

All of the 1,758,466 shares of our common stock to be sold by the Selling Security Holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

SELLING SECURITY HOLDERS

The 43 Selling Security Holders are offering for sale 1,758,466 shares of our issued and outstanding common stock which they obtained as part of the following stock issuances:

●
On January 1, 2010, we issued 150,000 shares of our common stock at a deemed price of $0.20 per share to Mo You Yu, our consultant, in exchange for the services he provided to us for the total amount of $30,000, in accordance with a consulting agreement with Mr. Yu, dated October 1, 2009.

●
On January 1, 2010, we issued 150,000 shares of our common stock at a deemed price of $0.20 per share to Dong Zhu Feng, our consultant, in exchange for his services provided to us in the amount of $30,000, in accordance with a consulting agreement with Mr. Feng, dated October 1, 2009.

●
On February 1, 2010, we issued 150,000 shares of our common stock at a deemed price of $0.20 per share to Ji Yong Yang, our consultant, in exchange for the services he provided to us for the total amount of $30,000, in accordance with a consulting agreement with Mr. Yang, that was extended on February 1, 2010.

●	On May 12, 2010, we issued an aggregate of 508,466 shares of our common stock to 42 non-U.S. investors at a price of $0.20 per share in exchange for cash proceeds of $101,693.

●
On January 9, 2009, we issued 12,800,000 shares of our common stock to Hong Yang, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, as founder shares. The shares were recorded at par value, which is equal to $0.0001 per share.

These shares were issued in reliance upon an exemption from registration pursuant to Regulation S under the Securities Act of 1933 (the “Securities Act”). Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The Selling Security Holders have the option to sell their shares at an initial offering price of $0.20 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This Prospectus includes registration of 1,758,466 shares of our common stock.

The following table provides information as of December 7, 2010 regarding the beneficial ownership of our common stock by each of the Selling Security Holders, including:

●	the number of shares owned by each prior to this offering;

●	the number of shares being offered by each;

●	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

●	the percentage of shares owned by each; and

●	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering (1) (#)	Percent (2)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (2)
Pui Chee Eva Chau	500	*	500	0	0
Mo Chen	200,000	1.4	200,000	0	0
Want Lin Choi	500	*	500	0	0
Na Chou	500	*	500	0	0
Yue Chou	500	*	500	0	0
Rong Du	25,000	*	25,000	0	0
Pei Wei Fang	500	*	500	0	0
Shao Hua Feng	500	*	500	0	0
Yu Han Feng	500	*	500	0	0
Mei Kuen Huang	500	*	500	0	0
Pak Wu Lee	500	*	500	0	0
Pui Yan Jacky Lee	500	*	500	0	0
Siu Wa Leung	500	*	500	0	0
Xiong Li	1,466	*	1,466	0	0
Zeng Shi Lin	500	*	500	0	0
Qi Liu	36,500	*	36,500	0	0
Wai Wai Lo	500	*	500	0	0
Yun Zhi Lu	2,000	*	2,000	0	0
Xiu Qin Luo	500	*	500	0	0
Jing Lv	1,000	*	1,000	0	0
Yue Dong Ma	500	*	500	0	0
Wing Hung Leo Mak	500	*	500	0	0
Kong Yui Man	3,000	*	3,000	0	0
Rui Miao	1,000	*	1,000	0	0
Wei Mo	500	*	500	0	0
Guang Wei Qu	1,000	*	1,000	0	0
Yan Fang Shao	500	*	500	0	0
Zhi Jie Tao	35,000	*	35,000	0	0
Kim Wan To	500	*	500	0	0
Kwong Man Terence Tsang	500	*	500	0	0
Shao Yuan Wang	500	*	500	0	0
Wan Jian Wang	1,000	*	1,000	0	0
Ji Yong Yang	155,000	1.1	155,000	0	0
He Yang	1,000	*	1,000	0	0
Hong Yang (3)	12,800,000	93	800,000	12,000,000	87
Li Yang	2,000	*	2,000	0	0
Li Juan Yang	100,000	*	100,000	0	0
Sau Han Jenny Yang	500	*	500	0	0
Qiu Luan Yu	500	*	500	0	0
Mo You Yu	230,000	1.7	230,000	0	0
Zhi Mei Yu	500	*	500	0	0
Wing Chung Yung	500	*	500	0	0
Dong Zhu Feng	151,000	1.1	151,000	0	0
Total	13,758,466	100%	1,758,466	12,000,000	87%

(1)
The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 13,758,466 shares of our common stock outstanding as at December 7, 2010 .

(3)	Hong Yang is our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole Director.

*Less than 1%.

Except as otherwise noted, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the Selling Security Holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.
Other than as described above, none of the Selling Security Holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the Selling Security Holders are broker-dealers or affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

We are registering 1,758,466 shares of common stock on behalf of the Selling Security Holders. The Selling Security Holders will have the option to sell their shares at an initial offering price of $0.20 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for our common stock. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and an application must be made on our behalf by a market maker. We have not yet engaged a market maker to make the application. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The Selling Security Holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The Selling Security Holders may offer our common stock to the public:

●	at an initial offering price of $0.20 per share until a market develops;

●	at the market price prevailing at the time of sale;

●	at a price related to such prevailing market price; or

●	at such other price as the Selling Security Holders determine.

We are bearing all costs relating to the registration of our common stock. The Selling Security Holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The Selling Security Holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the Selling Security Holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

●	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

●	not engage in any stabilization activities in connection with our securities; and

●	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the Selling Security Holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The Selling Security Holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the Selling Security Holders can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Security Holders and any other security holder, broker, dealer, underwriter, or agent relating to the sale or distribution of our common stock. Because the Selling Security Holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the Selling Security Holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the Selling Security Holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the Selling Security Holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any Selling Security Holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the Selling Security Holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the Selling Security Holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the Selling Security Holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Security Holders will not be permitted to engage such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

●	contains the toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

●	the bid and ask prices for the penny stock;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

●	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

●	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore security holders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holder will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the security holder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, and a selling security holder indicates in which state(s) he wishes to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 80,000,000 shares of common stock with par value of $0.0001 and 20,000,000 share of preferred stock with par value of $0.0001.

Common Stock

As of December 7, 2010 we had 13,758,466 issued and outstanding shares of our common stock and no outstanding options, warrants or other convertible securities.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our security holders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Certificate of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. From our inception to December 7, 2010 no dividends were declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our Board of Directors may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Auditing Matters

Our audited financial statements for the period from our inception on July 28, 2005 to December 31, 2009 have been included in this Prospectus in reliance upon MaloneBailey, LLP, CPAs, an independent registered public accounting firm, as experts in accounting and auditing.

Legal Matters

The validity of the common stock offered under this Prospectus will be passed upon for us by Dennis Brovarone, Attorney at Law, of 18 Mountain Laurel Drive, Littleton, Colorado, 80127, fax number 303-466-4826.

DESCRIPTION OF BUSINESS

Overview

We are a development stage company specializing in the development, manufacture, distribution and marketing of the environmentally friendly floral sleeves and wrappers for the floriculture industry.  Our environmentally friendly floral sleeves and wrappers are suitable for use with cut and potted flowers, greens and plants.  We aim to reinvent traditional plastic packaging products to reduce and minimize the use of plastic materials damaging to the environment.  Our vision is to develop products that will become widely accepted in the market.  We intend to develop, market, manufacture and distribute our products.

We were incorporated in the State of Delaware on July 28, 2005 and have our head office at Suite 1200, 1000 N. West Street, Wilmington, DE 19801. We currently do not have any subsidiaries.

During the year ended December 31, 2009, we earned revenue of $24,962.  This was from one client who will not be a recurring or continuing customer.  The revenue was received as payment for research and information we provided to them regarding new compostable materials.  In the process of providing that information to the client, we had the opportunity to learn about the compostable floral sleeve product.  We then decided to explore the business further and later decided to enter into the business of developing, manufacturing, marketing and distributing the floral sleeves and similar products.  We no longer provide research services.

Since we no longer provide research services, we will not receive additional revenue from these or other research clients.  We intend to concentrate on the business of the environmentally friendly floral sleeve and wrapper and the possible development of new, related products.

We are now working with the Chinese inventor, Mr. Guang Wei Qu and his research team.  Together, we are researching both the material formulae and manufacturing processes for new packaging products.

The license agreement with Mr. Qu gives us an exclusive worldwide perpetual license to use or cause to be used Mr. Qu’s patent and any improvements in any manner and for any purpose whatsoever and including, without limiting the generality of the foregoing, to manufacture, distribute, market, and sell the floral sleeve and wrapper anywhere in the world during the continuance of the license agreement.

In addition to attempting to develop new uses for the patent and attempting to developing new materials with Mr. Qu and his team, we intend to manufacture, distribute, market and sell the patented environmentally friendly floral sleeves and wrappers made from paper or recycled paper coated with harmless plastics which is partly or completely biodegradable depending on the material used.  Under the agreement, Mr. Guang Wei Qu, as licensor, who owns patent number CN201415829, granted us an exclusive worldwide license of the patent.  Other material terms of the agreement are as follows:

●	The licensor is to provide us with all necessary technical drawings, schematics and information and all appropriate assistance as may be required by us;

●	The licensor owns any and all right, title and interest in and to the patent, including improvements;

●
We agree that all trademarks, patents, copyright and other intellectual right, property and information, whether now existing, in progress, or arising in the future in any jurisdiction, of or in relation to the patent, belong solely and exclusively to the licensor;

●	We agree that all improvements of the patent belong to the Licensor whether developed or acquired by us or the licensor;

●
We agree that, during and after the term of the agreement, we will not contest the licensor's right and ownership in and to any part of the patent or any improvements, nor will we in any way dispute or impugn the validity of any of the licensor's ownership, copyright, trademark or patent therein nor the right of the licensor to receive, whether by assignment or grant, any of the same;

●
We will notify the licensor of any infringement or challenge or duplicate to the copyright, trademark or patent or proprietorship of the patent as soon as we become aware of such and such challenge shall be defended or prosecuted by the licensor at the mutual and equal cost of the parties;

●
We will, at the request and the cost of the licensor, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the patent and any improvements resides with the licensor;

●	We, in perpetuity, are required to pay to the licensor a royalty fee of 12% of all product revenues from the manufacturing, distribution and sale of the product and any improvements of the patent;

●
We will pay and provide an accounting for the royalty fee quarterly, within ten calendar days after the end of each quarter.  The royalty fee will be calculated on all amounts invoiced, or deemed invoiced, in a quarter;

●	We will be allowed to use any and all trademarks of the licensor, if applicable, with respect to the patent, products and any improvements; and

●	The term of the agreement shall be perpetual and be in full force and effect as long as the terms and conditions of the agreement are being met.

Therefore we plan to focus in the coming months on the development of the patented environmentally friendly floral sleeves and wrappers and other applications for the patented technology. We are currently working on finding production facilities for our product in order to contract for the manufacturing or purchase the facilities. We plan to generate revenue from sales of this product, commercializing and marketing the product initially in China, Japan, the United States and Canada.

We have identified the provinces of Ontario and British Columbia of Canada, and the states of California, Florida, Texas, Michigan and North Carolina of the States as our primary target markets in North America.  These two provinces and five states represent the largest production and sales of the floriculture industry in North America.  The U.S. National Agricultural Statistics Service states in its Floriculture Crops Summaries found on it website at http://usda.mannlib.cornell.edu/MannUsda/viewDocumentInfo.do?documentID=1072 that in 2008 and 2009, California, Florida, Texas, Michigan and North Carolina represented the largest markets in the U.S. floriculture industry.  In 2009, the U.S. National Agricultural Statistics Service reports, the wholesale value of the floriculture industry in these five states was USD $2.53 billion.  Our floral and plant sleeves are for use with potted plants in hanging baskets, potted flowering plants, cut flowers and cut greens.

On our behalf, our consultants have attended 18 flower EXPOs, trade shows and fairs in China for research and marketing for the environmentally friendly floral sleeves and wrappers.

Contract with An Hui Jia Lian Plastic Packaging Machinery Factory

We have also entered into a compostable floral sleeve sample-making service agreement on October 8, 2010 with An Hui Jia Lian Plastic Packaging Machinery Factory.  This agreement is attached to our registration statement and filed with the SEC at www.sec.gov.  In our agreement with An Hui Jia Lian Plastic Packaging Factory, An Hui Jia Lian has agreed to provide us with compostable floral sleeve sample-making services.  We have agreed to purchase 1000 samples at an estimated 500 RMB.  So far we have not paid for or received any of these samples.  Previously, pursuant to an oral agreement, we purchased 100 samples of our environmentally friendly floral sleeves made by the An Hui Jia Lian Plastic Packing Factory.  We used those samples to market our product to potential customers.  The new samples will be in different sizes and colors to show as many varieties we have designed to date. Since November 8, 2010, our consultant, Mr. Yu has been working closely on the samples with the Factory engineers and specialists to ensure that the new samples will be made as we want them to be.

Potential Future Agreements withAn Hui Jia Lian Plastic Packaging Machinery Factory

If we are able to raise adequate funds, we intend to enter into future agreements with An Hui Jia Lian Plastic Packaging Machinery Factory which will include (i) An Hui Jia Lian additional services to produce the first inventory of 2 million floral sleeves and wrappers for the market, and (ii) the purchase of machinery from the Factory to set up our own production plant.

New Patents and Developments of Patented Processes and Products

We continue to see changes in the environmental packaging market. Although the European market has shown a preference for environmentally sensitive products for some time now, we believe that the current U.S. administration’s focus on green technology for both economic and environmental reasons continues to influence a shift away from more traditional packaging products towards environmentally friendly products like ours. We believe that our products and our company can benefit from this trend.
Mr. Qu and his team continue to attempt to develop new, environmentally-friendly packaging materials and products.  In exchange for obtaining licensing rights similar to those we have for the floral sleeve and wrapper product, we intend to help Mr. Qu apply and pay for additional patent fees if and when he is in a position to apply for them in the future and when we determine it is in the best interests of the company to do so.

Over the next twelve months, we intend to determine whether it is in the best interests of the company to apply for additional patents for the environmentally friendly floral sleeves and wrappers in other countries.  We do not yet know whether we will decide to apply for those patents or, if we do, in which countries we will make the applications.  We do intend to apply for the classification as a biodegradable product from the Biodegradable Products Institute in New York, New York. Over the next 12 months we also intend to establish our fist production plant and retain highly skilled employees and consultants to operate the plant and the marketing and distribution components of our business.  We also intend to complete the development of our marketing plan, enter into agreements with retail flower distributors and wholesale distributors of packaging materials and complete private and/or public financing to help cover the cost of operating our business for the foreseeable future.

Until we have established a production plant, we intend to contract with An Hui Jia Lian Plastic Packaging Factory to produce the products for us first for any orders we may receive. Also, we have begun talks with An Hui Jia Lian to discuss the possibility of our purchasing machinery from them for the establishment of our own production plant.

We have not yet entered into agreements with any floral businesses, stores, or wholesale distributors of packaging materials for distribution of our product and there is no assurance that we will be able to do so. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to do so. If we are unable to obtain the necessary financing, we may be forced to cease our operations and our business plan may fail.

Industry Overview

Currently, the majority of disposable packaging products are made from plastic, paper or polystyrene, which are typically non-recyclable and non-biodegradable. Consequently, millions of tons of plastic, paper, or polystyrene disposable packaging products are discarded in landfills across the world each year. In the last decade there has been increasing public concern over the harmful impact that plastic, paper, or polystyrene disposable packaging products have on the environment. Because of this public concern, governments have begun to adopt regulations intended to restrict and in some cases even ban the use of plastic, paper, or polystyrene disposable packaging products and multinational corporations, acknowledging the need for environmentally sound solutions, have begun to seek alternatives to plastic, paper, or polystyrene disposable packaging products that are less harmful to the environment. As these trends continue, we believe that market for biodegradable consumer packaging products will face rapid growth.

The Product

Our initial and main product is the environmentally friendly floral sleeve and wrapper. The environmentally friendly floral sleeve and wrapper has been granted a patent by the State Intellectual Property Office of the People’s Republic of China under patent number CN201415829, which is owned by Mr. Guang Wei Qu and is licensed to us under the license agreement dated March 3, 2010.

The Company is currently assisting and working closely with another patent application owned by Mr. Qu in China for a product designed to replace plastic water bottles. If the patent is granted, the Company will sign an exclusive licensing agreement with Mr. Qu. In addition, we are working on developing a line of environmentally friendly packaging products for distribution and are expecting a patent application approval from the State Intellectual Property Office of China for a product designed to replace plastic water bottles.

The idea for the environmentally friendly floral sleeve and wrapper came in response to a shift in consumer and retailer attitudes towards the negative effects of plastic packaging products, whereas an increasing number of supermarkets choose not to provide customers with free plastic shopping bags, distribute reusable bags, and award credit points for use of reusable bags. Thus we decided to expand the application of environmentally friendly packaging solutions to other products which are heavily dependent on packaging and focused on a large unexplored segment of packaging market, specifically packaging for floricultural products.

The environmentally friendly floral sleeve and wrapper has a paper core layer coated with bio-degradable plastic, providing it with added strength and waterproofing. The bio-degradable plastic material can be coated on both sides of the paper at a desired thickness level, depending on the desired specifications for the product and its properties. The coating layer can be as thin as 0.03 mm while providing sufficient strength and durability comparable with that of conventional packaging materials. The minimal amount of our bio-degradable coating used in the production process for the environmentally friendly floral sleeve and wrapper makes it superior in terms of cost and efficiency to other packaging solutions, which use expensive corn starch.

The advantages of our environmentally friendly floral sleeve and wrapper packaging solution in comparison to the conventional materials used, are as follows:

1.	Enhancements of functionality through increased strength of the packaging material and elimination of color bleeding through the addition of biodegradable plastic layer to the paper;

2.
Achievement of total compostability and fulfillment of the Reduce/Recycle/Reuse principle through use of recycled paper as raw materials in the production of the environmentally friendly floral sleeve and wrapper; and

3.	Elimination of harmful and non-compostable materials as unsustainable and uneconomical through the use of our cost-effective bio-degradable components.

Product Development

From our inception on January 1, 2009 to September 30, 2010 we spent $8,000 on product development activities. Our business operations have been financed to date through a combination of the personal resources of Ms. Hong Yang, our sole director and officer, and a private equity financing.

Expenses

We estimate that the further development, manufacture and commercialization of our product will require a minimum of $200,000 and up to $625,000 over the next 12 months.

We intend to help Mr. Qu apply and pay for additional patent fees if and when he is in a position to apply for them in the future and when we determine it is in the best interests of the company to do so.

We expect to spend approximately $20,000 on patent applications in various countries for Mr. Qu’s environmentally friendly floral sleeve and wrapper, and its improvements, if any, to protect and carry on the exclusive licensing agreement between the Company and Mr. Qu and in order to obtain similar licensing agreements covering any new patents or other intellectual property rights obtained by Mr. Qu.  We also expect to spend $20,000 on an application for certification from the Biodegradable Products Institute.

During the next 12 months (beginning November 2010) we project that we may incur from $200,000 to up to approximately $625,000 in expenses to carry out our business plan. We will adjust our expenses based on the amount of cash we have available.  We anticipate that we will spend approximately $20,000 to $40,000 on patent applications in various countries for Mr. Qu’s environmentally friendly floral sleeve and wrapper, and its improvements, if any, or for new products that we may develop, if any, from $20,000 to $40,000 on certification applications to the Biodegradable Products Institute for our environmentally friendly floral sleeve and wrapper, $80,000 to $200,000 on the lease of production facilities/contract manufacturing or the purchase of a production facility and equipment, from $10,000 to $60,000 on marketing and advertising expenses, from $80,000 on general working capital expenses and $125,000 on administrative and overhead expenses.  Until we have raised the $200,000 and acquired the production facility and equipment, we will contract with An Hui Jia Lian Plastic Packaging Factory to produce the products for us first for any orders we receive now. Also, we already started to talk with An Hui Jia for the purchasing of machinery.

As of September 30, 2010, we had approximately $38,368 in cash.  That is enough to satisfy our operating needs for 2 months.  We will need to raise approximately $150,000 to meet our expected expenditures for the next six months.

During the next twelve months of our operations, we will re-evaluate our liquidity, sales, if any, product development plans and financial position to determine what further steps we should take toward the development or expansion of our business.

Marketing

The implementation of our marketing plans depends on a combination of factors, such as the patent protection held by Mr. Qu in potential distribution areas, classification of our product as biodegradable, our production capabilities and financial resources necessary to carry out our operation and marketing plan.

We identified the following primary target markets as the initial focus territories of our marketing plan:

1.	the People’s Republic of China, including Hong Kong and Macau;

2.	Japan; and

3.	the United States of America, specifically the State of California.

We selected these areas since according to our market research, the United States and Japan have two of the largest flower markets in the world, while China is our production base for the environmentally friendly floral sleeve and wrapper and the territory where we currently have patent protection for our product.

The Chinese Market:

The Chinese floriculture industry has to its advantage one of the largest plantation areas in the world as well as large worker supply. The industry has experienced a dramatic growth over the last thirty years. With expansion of the middle class, growth of consumer’s disposable income in the country, and increased demand for luxury consumer items, flower sales are consistently rising.

In addition to the great potential of its domestic market, China presents an attractive target marketing area, as it has recently began taking various measures to curb the effects of environmental pollution with focus on building  a more sustainable economy to maintain its current growth in the future.

The combination of the abovementioned factors, together with its geographic proximity to Japan, the second largest flower market after the United States of America, makes China an ideal candidate as base of our operations.

Japanese and U.S. Markets

Japan is one of the largest floral markets in the world with 180 flower auction houses and 85,000 cut flower nurseries across the country. It is only superseded by the flower production in the United States, the State of California, where 77% of the world’s supply of fresh flowers is grown. Both markets have high standards and targets for environmental controls.

Other Markets

Once we secure our presence in Chinese, Japanese and American markets, we plan to expand our marketing efforts into the following regions:

1.	The European Union countries, focusing specifically on the Netherlands, the United Kingdom, France and Germany;
2.	Australia and New Zealand; and
3.	Taiwan, South Korea, Singapore.

Marketing Channels

We will work closely with all stakeholders in the business and community of our initial target market, namely local and municipal governments and legislature, agricultural departments, floriculture industrial associations and enterprises.

We will focus on developing working relationships with the following organizations in the floriculture industry in marketing our environmentally friendly floral sleeves and wrappers:

1.	flower growers
2.	flower logistic companies
3.	flower auctioneers
4.	supermarkets
5.	home centers
6.	garden stores
7.	retail florists
8.	industry associations of flower growers and florists
9.	floral, home and garden exhibitions and shows

Competition

The market for disposable packaging products is competitive and subject to frequent product introductions with improved price and or performance characteristics. We face competition from companies who provide disposable packaging products which are made from plastic, paper or polystyrene. Many of these companies have greater financial, research and development, marketing and sales resources, offer a broader product line, have better brand recognition and have a larger customer base than we do. We also face competition from companies who provide disposable packaging products which are made from bioplastics and other types of natural materials.

Although at the moment, we are not aware of any of the above companies making and marketing a biodegradable floral sleeve, it is a fact that they can copy our idea once our product gets on the market. That means competition from other potential manufacturers will catch on soon after the debut of our product.

However, upon investigation and analysis, we came to a conclusion that that the strongest competition we may face in the floral will most likely come from conventional low cost plastic and paper packaging materials rather from other environmentally friendly packaging products. Such conventional products include waxed paper and parchment paper. Parchment paper is coated with silicone to give it a non-stick, heat-resistant qualities, whereas waxed paper is coated with wax from soybeans or paraffin. These conventional materials however require a more complex manufacturing process and higher energy consumption than those used in production of our product. Further, both wax and parchment paper cannot be sealed and formed into a floral sleeve or a similar packaging product, without use of glue, whereas our biodegradable plastic coated paper can be sealed with the use of heat pressure method, making it more cost efficient and environmentally friendly, as most industrial glues are harmful to the environment.

Many of the packaging producers with which we will compete for financing and advertising revenue have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on such matters as website development, content distribution, hiring business development personnel and informational marketing. This advantage could enable prospective investors to perceive that our competitors represent a more attractive investment opportunity than us and reduce the amount of financing we are able to secure. Similarly, such a perception could adversely impact our ability to generate advertising revenues from our business.
In the face of competition, we may not be successful in generating advertising revenue from our product, and we cannot provide any assurance that we be able to do so. Despite this, we hope to compete successfully by:

●	keeping our costs low;

●	relying on the strength of our management’s contacts; and

●	using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Intellectual Property

We have a worldwide, exclusive license agreement with Mr. Guang Wei Qu.  The license agreement allows us to use or cause to be used Mr. Qu’s patent and any improvements in any manner and for any purpose whatsoever and including, without limiting the generality of the foregoing, to manufacture, distribute, market, and sell the environmentally-friendly floral sleeve and wrapper anywhere in the world during the continuance of the license agreement.

Mr. Qu holds a patent on the environmentally-friendly floral sleeve and wrapper, which granted to him by the State Intellectual Property Office of the People’s Republic of China under patent number CN201415829.

Employees and Consultants

As of December 7, 2010 we did not have any full-time or part-time employees. Our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director, Hong Yang, contributes approximately 50% of her time to us. For the rest of the time, Ms. Hong serves as Secretary and a director of Golden Century Resources Limited, a development stage company engaged in production, distribution and sale of medical supplies in Mainland China, Hong Kong, Macau, Taiwan and the Middle East.  Golden Century also has signed a letter of intent with a mining company for the right to acquire mining rights to the Yang Tan gold mine, located in Sichuan Province, in the People’s Republic of China.

We currently engage independent contractors in the areas of product development, marketing, accounting, legal and auditing services. We plan to hire personnel on a full time basis over the next 12 months to assist in the areas of consulting, marketing and other services. We anticipate that our relationship with these consultants will be one of independent contractors.

Government Regulations

With the emergence of alternatives to disposable packaging products, which are made from plastic, paper and polystyrene, various standards and guidelines have been developed by government organizations to assess the performance of these substitutes. Through our quality assurance tests, we attempt to ensure that our biodegradable food containers and industrial packaging products meet or exceed the applicable government standards and guidelines.

Available Information

Following the declaration of effectiveness of this registration statement, we will be required to file our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K with the SEC.

The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Although we are not required to, following the declaration of effectiveness of this registration statement we will make available on our website at www.zenitechcorp.com our annual reports, on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1933 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  .  The information contained in, or that can be accessed through, our website is not part of this prospectus.

DESCRIPTION OF PROPERTY

Our executive office is located at 1000 N. West Street, Suite 1200, Wilmington, DE 19801.

As of May 1, 2010, we have entered into a lease agreement for this office and begun to recognize rent expenses of approximately $199 per month for a term of five (5) years. This lease renews automatically.  In order to terminate the lease, we must provide three months written notice.  No debt has accrued on account of rent payments owed. We feel that this is adequate for our needs at this time, and we feel that we will be able to locate adequate space in the future, if needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings which involve us or any of the services we provide.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange. We intend to apply to have our common stock quoted on the OTC Bulletin Board once this registration statement has been declared effective by the SEC; however, there is no guarantee that we will obtain a quotation.

There is currently no public trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed or quoted on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to make an application on our behalf. We have not yet engaged a market maker to make the application, and there is no guarantee that our common stock will meet the requirements for quotation or that it will be accepted for quotation on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Holders

As of December 7, 2010 there were 43 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of December 7, 2010 we did not have any equity compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Liquidity

We have limited operational history. From our inception on July 28, 2005 to September 30, 2010 we have generated only nominal revenues of $24,962 from our research services regarding compostable material for one customer and we do not expect generate revenues for the foreseeable future.  As of September 30, 2010, we had only $38,368 in cash.  We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

We estimate that we will need a minimum of $200,000 and a maximum of $625,000 to finance our planned operations and carry out our business plan during the next 12 months.  We will evaluate our needs depending on the money available and adjust our spending accordingly.

We intend to sell shares of our common stock in order to raise the required funds although there is no assurance that we will be able to obtain the financing this way.  If we are unable to sell shares of our common stock to raise the required funds, we would likely attempt to borrow the money through a commercial loan or the issuance of debt securities, such as a convertible notes, if we could find terms that are commercially reasonable and acceptable to our company.

For the next 12 months beginning November 2010 we intend to:

●	determine whether to assist Mr. Qu and pay for his applications for patents in countries other than China for the environmentally friendly floral sleeve and wrapper;

●	apply for a bio-degradable certification of the environmentally friendly floral sleeve and wrapper;

●	secure production facilities and systems and hire personnel for our first production plant or contract for the manufacturing of our product;

●	enter into agreements with various distribution and marketing arrangements for commercialization of our product; and

●	complete private and/or public financing to help cover the cost of operating our business for the foreseeable future.

We expect to require a minimum of $200,000 up to a maximum of $625,000 to continue our planned operations over the 12 months. Our proposed expenditures (beginning October 2010) for that time period are summarized as follows:

Description	Estimated Expenses (Minimum Budget) ($)	Estimated Expenses (Maximum Budget) ($)
Purchase of production facility	Nil	200,000
Patent applications	20,000	40,000
Application for certification from the Biodegradable Products Institute	20,000	40,000
Lease of production facilities	80,000	Nil
Working capital (raw materials, labor, packaging, transportation, other expenses related to production)	80,000	100,000
Marketing and advertising expenses (marketing campaigns, website development, brand and product concept and design, etc.)	10,000	60,000
professional consulting fees (including legal, accounting and auditing fees)	35,000	45,000
Investor relations expenses	5,000	10,000
Transfer agent expenses	5,000	5,000
General and administrative expenses	25,000	125,000
Total	200,000	625,000

Our general and administrative expenses for the year will consist primarily of bank charges, office expenses, travel, meals and entertainment, communication expenses (cellular, internet, fax and telephone) and courier and postage costs.  Our professional fees are related to our regulatory filings throughout the year.

Based on our planned expenditures, we require additional funds from a minimum of $200,000 to a maximum of $625,000 to proceed with our business plan over the next 12 months. If we secure less than the maximum amount, we will not be able to carry out our full business plan that includes the purchase of our own production facility and we will proceed with the manufacture of our product through contract manufacturing.

We anticipate that we will incur substantial losses for the foreseeable future. Although we have entered into a license agreement with Mr. Qu, there is no assurance that we will be successful on manufacturing and commercializing of our product. Our activities for the next 12 months will be directed by Hong Yang, our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director, who will also manage our operations. Our three consultants will coordinate our business development in conjunction with Ms. Yang.

Due to our limited financial resources, there is no guarantee that we will be able to enter into any agreements with distribution partners or create sufficient interest in our product to make it a profitable venture. In any event, we anticipate that any marketing and advertising activities that we undertake will require us to obtain additional financing.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations as we do not have sufficient assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our operations or planned activities. In the absence of such financing, we will not be able to proceed with our plan of operations. If we do not continue to obtain additional financing, we may be forced to abandon our business plan or significantly curtail our operations.

On December 31, 2009, our most recent fiscal year end, we had cash of only $527, no other assets and total liabilities of $32,390.  Our working capital deficit was $31,863.

Results of Operations

Although we were incorporated on July 28, 2005, we were inactive until the recently ended fiscal year.  Our expenses for the period from July 28, 2005 (Inception) to December 31, 2009 and those for our year ended December 31, 2009 are exactly the same.

During the year ended December 31, 2009 we incurred total operating expenses of $93,329, including $79,613 in management services, $7,888 in General and administrative expenses and $5,828 in travel expenses.

During the year ended December 31, 2009, we earned revenue of $24,962.  This was from one client who will not be a recurring or continuing customer.  The revenue was received as payment for research and information we provided to them regarding new compostable materials.  In the process of providing that information to the client, we had the opportunity to learn about the compostable floral sleeve product.  We then decided to explore the business further and later decided to enter into the business of developing, manufacturing, marketing and distributing the floral sleeves and similar products.  We no longer provide research services.

Since we no longer provide research services, we will not receive additional revenue from these or other research clients.  We intend to concentrate on the business of the environmentally friendly floral sleeve and wrapper and the possible development of new, related products.

We are solely dependent on funds raised through equity financing. Our net loss of $175,859 from our inception on July 28, 2005 to September 30, 2010 was funded by equity financing. Since our inception on July 28, 2005 we have raised gross proceeds of $101,693 in cash from our sale of shares of our common stock.

Inventory

We do not yet have any inventory of our floral sleeve product but we are in the process of arranging the manufacture of them.  The reason that special manufacturing provisions must be made is that the process for making them is different from all existing floral packaging that we are aware of.  Standard floral packaging is created from purely plastic materials. The sealing and cutting of the edges of the standard floral sleeve are accomplished simultaneously by a single heated blade on one machine. However, our compostable floral sleeve has a paper core layer. The sealing and cutting of the edges of our compostable floral sleeve requires two machines or processes: one with a heated blade to seal and one with un-heated blade to cut. We are now designing and experimenting with possible production methods and machine designs. We hope to find or create a machine that will not only seal and cut the compostable sleeves, but also seal and cut sleeves with different shapes and sizes.

Meanwhile, we have identified a few factories in China that are able to make the compostable sleeves in a more traditionally way. We have started advertising the product and we hope to manufacture them at one of the traditional factories before the new production equipment is created and installed.

We have had 100 samples of our environmentally friendly floral sleeves made by the An Hui Jia Lian Plastic Packing Factory.  We used those samples to market our product to potential customers. On October 8, 2010, we ordered 1000 more samples from the same factory and we will also use those for the promotion of our product to potential customers.   So far, we have not received any orders for our products.

Material Changes in Financial Condition

On September 30, 2010, our only asset consisted of $38,368 in cash compared to $527 in cash on December 31, 2009. On May 12, 2010 we completed a private placement and received proceeds of $101,693.  The $37,841 increase in cash at September 30, 2010 is the remaining proceeds from the May 12, 2010 private placement after our expenditures from May to September.

On September 30, 2010, we had $21,254 in liabilities compared to the $32,390 in liabilities on December 31, 2009.  The decrease in our liabilities was a result of using some of the proceeds from the May 12, 2010 private placement to pay outstanding liabilities relating to legal, accounting, auditing, consulting and marketing expenses.

On September 30, 2010, we had a working capital of $17,114, compared to a working capital deficit of $31,863 on December 31, 2009.  This increase in working capital was the result of the increased cash from the private placement and the use of private placement proceeds to reduce our liabilities.

Material Changes in Results of Operations

Three Months ended September 30, 2010

We were incorporated on July 28, 2005 (date of inception) but were inactive until January 1, 2009.  From January 1, 2009 to September 30, 2010, we have only generated revenues of $24,962 from one customer for research services regarding compostable material.   We do not expect to generate revenues for the foreseeable future. For the three months ended September 30, 2010 we incurred a net loss of $39,965 compared to a net loss of $9,266 for the three months ended September 30, 2009. Most of the increase in the net loss is the result of increased operating expenses during the period.

Our operating expenses rose by $30,699 to $39,965.  This increase in operating expenses was as a result of increased operations and as a result communications expenses increased by $680, and office expenses increased by $970.  Professional fees including legal, accounting, auditing fees increased by $27,190 for expenses incurred in conjunction with the preparation of Form S-1 filings.  Travel and marketing expenses increased by $6,460 as a result promoting of our floral sleeves and wrappers in various EXPOs and trade shows.  Rent also increased by $400 as we entered into a virtual office lease in April 2010.  Prior to the lease we had not incurred rent expense. These increases were offset by a decrease in consulting and management fees of $5,000 as a result of fees recognized pursuant to an agreement with a consultant entered into during the three months ended September 30, 2009.

Our net loss per share was $0.01 for the three months ended September 30, 2010, and $0.00 for the three months ended September 30, 2009.

Nine Months ended September 30, 2010

For the nine months ended September 30, 2010 we incurred a net loss of $82,716 compared to a net loss of $25,544 for the nine months ended September 30, 2009. Most of the increase in the net loss is the result of operating expenses during the period.  Our net loss per share was $0.01 for the nine months ended September 30, 2010, $0.00 for the nine months ended September 30, 2009.

Our operating expenses rose by $57,172. This increase in operating expenses was as a result of increased operations and as a result communications expenses increased by $880, management and consulting fees increased by $15,620, and office expenses increased by $3,650.  Professional fees including legal, accounting, auditing fees increased by $27,190 for expenses incurred in conjunction with the preparation of Form S-1 filings.  Travel and marketing expenses increased by $8,290 as a result of promoting our floral sleeves and wrappers in various EXPOs and trade shows.  Rent also increased by $1,000 as we entered into a virtual office lease in April 2010.  Prior to the lease we had not incurred rent expense.

Our general and administrative expenses consist of bank charges, office expenses, communication expenses (cellular, internet, fax and telephone) and courier and postage costs. Our management services expenses include all compensation paid to our management and our general and administrative expenses include legal, accounting and auditing costs.

Capital Resources

We have the following material financial commitments for capital expenditures as of the date of this Prospectus:

We have a license agreement with Guang Wei Qu, the owner of a patent in the People’s Republic of China for an environmentally friendly floral sleeve product. Guang Wei Qu granted us an exclusive world-wide license to use the patent and to manufacture, distribute, market, sell, lease and/or license or sub-license all products derived or developed from such patent. In exchange, we will pay 12% of all product revenues as royalty fees on a quarterly basis.

We are obligated to pay a rental expense of $199 every month for use of our office space.

Going Concern

We have not generated any significant revenues and are dependent upon obtaining outside financing to carry out our operations and activities. If we are unable to raise equity or secure alternative financing, we may not be able to continue our operations and our business plan may fail. You may lose your entire investment.

The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at December 31, 2009, the Company has accumulated losses since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our audited financial statements included in this Prospectus. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Stock-based Compensation

In accordance with ASC 718, Compensation – Stock Compensation, and ASC 505, Equity Based Payments to Non-Employees, the Company accounts for share-based payments using the fair value method. Generally, the fair value of share-based arrangements with employees is measured on the grant date and recognized over the requisite service period, which is normally equal to the vesting period. The fair value of share-based arrangements with non-employees is measured when the services are completed unless there is a significantly large disincentive for nonperformance, in which case the fair value is measured on the performance commitment date. Typically, the measurement date for non-employee arrangements occurs when services are completed, which requires the award to be re-measured at the end of each reporting period until the services are complete.

Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Foreign Currency

The Company’s functional and reporting currency is the United States dollar. Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income (loss) in common stockholders’ equity (deficit). Foreign currency transaction gains and losses are included in current earnings.

New Accounting Pronouncements

We have implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Officers

Our Bylaws state that our authorized number of directors shall be not less than one and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at one. We currently have only one director.

Our sole director and officer is as follows:

Name	Age	Position

Hong Yang	40	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and sole Director

Hong Yang will serve as our sole director until our next annual shareholder meeting or until her successor is elected who accepts the position. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Hong Yang, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, sole Director

Hong Yang has been our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director since our inception on July 28, 2005.

Ms. Yang has extensive international business development and management expertise and experience. From December 1992 to 1998, she served as assistant to the Deputy General Manager of Derise Group, Inc., a formerly public corporation that was listed on the Hong Kong Stock Exchange.  She assisted in managing 10,000 staff for the production of brand-named shoes such as Adidas, Reebok and Converse, including administration and management for the Research and Development Department, Cutting Department, Stitching Department, Production Department and Delivery and Customs Department.

From 1998 to 1999, Ms. Yang served as marketing and administration manager at the Guangzhou office of Bao An Group, a public corporation listed on the Chinese Shenzhen Stock Exchange under the symbol 000009. Responsible for setting up the Marketing Department in Guangzhou, and managing the business from advertising, marketing, accounting, and office administration to human resources in the Department.

From 2000 to 2004, Ms. Yang served as vice president for Goldman Industries Group, Inc. a private corporation at British Columbia, B.C., Canada. She was responsible for assisting with international project management, administrative support and customer service; successfully organized and arranged three Executive Training programs with UBC, and an international collaborative conference related to SARS Vaccine Research with the Centre for Disease Control of BC.

Ms. Yang served as a director and the Chief Executive Officer of Golden Century Technologies Corporation, an OTCBB listed Company quoted as GCYT.OB from July 1, 2005 to June 25, 2009 and currently continues to serve as a director and secretary for this company, which changed its name to Golden Century Resources Limited (GDLM.OB).  Golden Century is a development stage company engaged primarily in the production, distribution and sale of medical supplies in Mainland China, Hong Kong, Macau, Taiwan and the Middle East.  Golden Century is also involved in the possible acquisition of mining rights to the Yang Tan gold mine, located in Sichuan Province, in the People’s Republic of China.

Ms. Yang received professional training in both production and project management from the School of Global Commerce and Management of Whitworth College in Guangzhou, China.  She received certificates in Production and Project Management from Whitworth College.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●
being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●
being found by a court of competent jurisdiction in a civil actionor by, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended, or vacated;

●	any judicial or administrative proceedings resulting from involvement in mail or write fraud or fraud in connection with any business activity;

●	and judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance law and regulations, or any settlement to such actions; or

●	any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Audit Committee

The functions of the audit committee are currently carried out by our Board of Directors, who has determined that we do not have an audit committee financial expert on our Board of Directors to carry out the duties of the audit committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director and to be a member of the audit committee or otherwise perform audit committee functions outweighs the benefits of having a financial expert on our Board of Directors.

EXECUTIVE COMPENSATION

Our sole executive officer and director did not receive any compensation from us from our inception on July 28, 2005 to December 7, 2010 . Pursuant to Item 402(5) of Regulation S-K we have omitted the Summary Compensation table since no compensation has been awarded to, earned by, or paid to this individual.

Option Grants

We did not grant any options or stock appreciation rights to our sole executive officer and director from our inception on July 28, 2005 to December 7, 2010 .

Management Agreements

We have not yet entered into any consulting or management agreements with Hong Yang, our President, Secretary, Treasurer and sole director.

Compensation of Directors

Our sole director did not receive any compensation for her services as a director from our inception on July 28, 2005 to December 7, 2010 . We have no formal plan for compensating our sole director or any other directors for their services in the future as directors, although such individuals are expected to receive options to purchase shares of our common stock as awarded by our Board of Directors or any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our sole director and officer. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our present or future directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors or a committee performing similar functions. Our sole director, in her capacity as the entire Board of Directors, determines questions of executive officer and director compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of December 7, 2010 , of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of December 7, 2010 , there were 13,758,466 issued and outstanding shares of our common stock. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)

Common Stock	Hong Yang (1) Suite 707, Zhi Di Building No. 65 Jiao Chang West Road Guangzhou, China	12,800,000	93%
	All Officers and Directors as a Group	12,800,000	93%

(1)   Hong Yang is our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director.

Changes in Control

As of December 7, 2010 , we had no pension plans or compensatory plans or other arrangements which provide compensation on the event of termination of employment or a change in our control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 12, 2010, we issued 508,466 shares of our commons stock to 42 investors at a price of $0.20 per share for the total proceeds of $101,693.

On October 1, 2009, we entered into consulting agreements with each of Dongzhu Feng and Mo You Yu, both arm’s length parties and granted 150,000 shares of our common stock to each of them for services during the first year of the agreement. Pursuant to the agreements, these shares vested immediately. As a result, we recognized a total of $60,000 expenses related to these share-based arrangements. The shares were valued at $0.20, which is consistent with the price per common share received in our recent private placement. The agreements are renewable for an additional one-year period upon written agreement by both parties. If renewed, an additional 150,000 shares of common stock will be granted to each of them for the extended term.

On February 1, 2009, we entered into a consulting agreement with Jiyong Yang, an arm’s length party. The agreement had an initial term of one year and was extended for another one-year term in February 1, 2010. Pursuant to the agreement, the consulting fee for the first term was $20,000 payable in cash. The second term was payable with 150,000 shares of our common stock, which vested immediately. As a result, we recognized approximately $18,000 of expense in 2009. Upon renewal of the agreement in February 2010, we recognized an additional $30,000 in expense, which was accounted for as a share-based arrangement. The shares were valued at $0.20, which is consistent with the price per common share received in our recent private placement.

On January 9, 2009 we issued 12,800,000 shares of our common stock to Hong Yang, our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director, as founder shares. The shares were recorded at par value, which is equal to $0.0001 per share.

As at September 30, 2010, we were indebted to Hong Yang for $6,594 (December 31, 2009 - $14,057) for expenses paid on our behalf.  The related party advances are payable on demand, unsecured and bear no interest.

Our sole director and officer is our only promoter.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Director Independence

We intend to apply to have our common stock quoted on the OTC Bulletin Board, which does not have any director independence requirements.

Our current sole director, Hong Yang, does not meet any of the definitions for independent directors in Item 407(a)(1) of Regulation S-K under the Securities Act. Once we engage additional directors and officers we plan to develop a comprehensive definition of independence and scrutinize our Board of Directors with regard to this definition.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Under our Bylaws, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he reasonably believed to be in our best interest or if such person had no reason to believe that his conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals therefrom, to be liable to us or for any amount paid in settlement by us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware. Insofar as indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Delaware law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Financial Statement Index

Audited Financial Statements – December 31, 2009

Unaudited Financial Statements – September 30, 2010

Balance Sheets (unaudited)	F-10
Statements of Operations (unaudited)	F-11
Statements of Cash Flows (unaudited)	F-12
Notes to the Unaudited Financial Statements	F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Zenitech Corporation
Wilmington, DE 19801

We have audited the accompanying balance sheet of Zenitech Corporation as of December 31, 2009 and the related statements of operations, stockholders’ deficit and cash flows for the year then ended and for the period from July 28, 2005 (inception) through December 31, 2009.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 results of its operations and cash flows for the year then ended and for the period from July 28, 2005 (inception) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not generated significant revenue and has a working capital deficit. These conditions raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

September 15, 2010

Zenitech Corporation
(A Development Stage Company)
Balance Sheet

December 31, 2009

ASSETS

Current Assets

Cash	$527

Total Assets	$527

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable and accrued liabilities	$18,333
Due to related party	14,057

Total Liabilities	32,390

Contingencies and Commitments

Stockholders’ Deficit

Preferred Stock, 20,000,000 shares authorized, $0.0001 par value; No shares issued and outstanding	–

Common Stock, 80,000,000 shares authorized, $0.0001 par value; 13,100,000 shares issued and outstanding	1,310
Additional Paid in Capital	59,970

Deficit Accumulated During the Development Stage	(93,143)

Total Stockholders’ Deficit	(31,863)

Total Liabilities and Stockholders’ Deficit	$527

Zenitech Corporation
(A Development Stage Company)
Statements of Operations

	For the	From
	Year	July 28, 2005
	Ended	(Inception)
	December 31,	to December 31,
	2009	2009

Revenue:	$24,962	$24,962
Cost of Revenue	(24,776)	(24,776)
Gross Profit	186	186
Expenses:

General and administrative	93, 329	93,329

Net Loss	$(93,143)	$(93,143)

Net Loss Per Common Share – Basic and Diluted	$(0.01)

Weighted Average Common Shares Outstanding – Basic and Diluted	12,559,000

Zenitech Corporation
(A Development Stage Company)
Statements of Cash Flows

	For the Year Ended December 31, 2009	From July 28, 2005 (Inception) to December 31, 2009

Operating Activities

Net loss for the period	$(93,143)	$(93,143)

Adjustment to reconcile net loss to net cash used in operating activities:
Non-cash expenses paid by related party on behalf of the company	14,057	14,057
Stock based compensation	61,280	61,280

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	18,333	18,333

Net Cash Provided by Operating Activities	527	527

Increase in Cash	527	527

Cash - Beginning of Period	–	–

Cash - End of Period	$527	$527

Supplemental Disclosures:
Interest paid	$–	$–
Income taxes paid	$–	$–

Non-Cash Supplemental Information:

Payments made by shareholder on behalf of the company	$14,057	$–

Zenitech Corporation
(A Development Stage Company)
Statement of Stockholders’ Deficit
From July 28, 2005 (Date of Inception) to December 31, 2009

				Deficit
				Accumulated
	Common Stock		Additional	During the
		Par	Paid-in	Exploration
	Shares	Value	Capital	Stage	Total

Balance – Inception to July 31, 2005	–	$–	$–	$–	$–

Balance – December 31, 2008	–	$–	$–	$–	$–

Founder shares	12,800,000	1,280	–	–	1,280
Shares issued for consulting services	300,000	30	59,970	–	60,000

Net loss for the year - 2009	–	–	–	(93,143)	(93,143)

Balance – December 31, 2009	13,100,000	$1,310	$59,970	$(93,143)	$(31,863)

1.     Nature of Operations and Continuation of Business

Zenitech Corporation (the “Company”) was incorporated in the State of Delaware on July 28, 2005. The Company is a Development Stage Company, as defined by Accounting Standards Codification (“ASC”) 915, Development Stage Entities. The Company's principal business is in the packaging industry developing environmentally friendly packaging products.

The Company was formed on July 28, 2005 but there was no activity until 2009. As a result, the financial statements related to 2008 have been omitted as there was no activity through December 31, 2008 and the balances are zero.

2.     Summary of Significant Accounting Policies

a)  Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

b)  Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)  Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)  Earnings (Loss) Per Share

The Company computes earnings (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

e)  Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income (loss) in common stockholders’ equity (deficit). Foreign currency transaction gains and losses are included in current earnings.   .

f)  Stock-based Compensation

In accordance with ASC 718, Compensation – Stock Compensation, and ASC 505, Equity Based Payments to Non-Employees, the Company accounts for share-based payments using the fair value method.

g)  Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

h)  Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

i)  Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

j)  Cost of Revenue

Cost of revenue consists primarily of material costs, freight charges, direct labor, overhead and related costs, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of sales.

k)  Shipping and Handling Costs

Shipping and handling costs for freight expense on goods shipped is included in cost of revenue.
Shipping and handling costs, to the extent billed to customers, are included in revenue. We have not billed any shipping or handling costs from inception to September 30, 2010.

l)  Advertising Costs

Advertising costs are expensed as incurred. There were no advertising costs incurred since inception.

3.     Going Concern

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenue since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at December 31, 2009, the Company has accumulated losses since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4.     Consulting Agreements

On October 1, 2009, we entered into two consulting agreements with two different consultants and granted 300,000 shares of our common stock for services performed during the first year of the agreement. Pursuant to the agreement, these shares vested immediately. As a result, we recognized $60,000 expense related to this share-based arrangement. The shares were valued at $0.20, which is consistent with the price per common share received in our recent private placement. The agreement is renewable for an additional one-year period upon written agreement by both parties. If renewed, an additional 300,000 shares of common stock will be granted for the extended term.

On February 1, 2009, we entered into a consulting agreement for public relations services. The agreement had an initial term of one year, which was extended for another one-year term in February 1, 2010. Pursuant to the agreement, the consulting fee for the first term was $20,000 payable in cash. The second term was payable with 150,000 shares of our common stock, which vested immediately. As a result, we recognized approximately $18,000 of expense in 2009. Upon renewal of the agreement in February 2010, we recognized an additional $30,000 in expense, which was accounted for as a share-based arrangement. The shares were valued at $0.20, which is consistent with the price per common share received in our recent private placement.

5.     Common Stock

On January 9, 2009, the Company issued 12,800,000 shares of common stock to the founders of the company. The shares were recorded at par value, which is equal to $0.0001 per share.

On October 1, 2009 the Company entered into consulting agreements with two different consultants. The agreement has an initial term of one year and can be renewed upon written approval by both parties. The agreements provide for the issuance of 150,000 shares of common stock to each consultant for services performed during the initial term. The shares vested immediately and $60,000 of expense was recorded in October 2009. The shares were valued based on a recent sale of the Company’s common stock at $0.20 per share. Upon renewal of the agreement, an additional 150,000 shares of common stock will be issued to each consultant.  (see Note 4 – Related Party Transactions)

6.     Income Taxes

The Company is subject to United States federal and state income taxes at an approximate rate of 34%.  The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

December 31, 2009

Income tax benefit at statutory rate	$31,669

Valuation allowance change	(31,669)

Provision for income taxes	$–

The significant components of deferred income tax assets and liabilities at December 31, 2009 and 2008 are as follows:

December 31, 2009

Net operating loss carryforward	$93,143

Valuation allowance	(93,143)

Net deferred income tax asset	$–

7.     Related Party Transactions

As at December 31, 2009, the Company is indebted to the President of the Company for $14,057. This balance relates to general and administrative expenses paid by the President on behalf of the Company. This amount is non-interest bearing, unsecured and due on demand.

8.     Subsequent Events

Common Stock

a)	On May 12, 2010, the Company had a private placement in which it issued 508,466 common shares at $0.20 per share for cash proceeds of $101,693.

b)
In February 2010, the Company renewed a consulting agreement and agreed to issue 150,000 shares of common stock related for services to be performed for the period through February 2011. The shares vested immediately and $30,000 of expense was recorded in February 2010. The shares were valued based on a recent sale of the Company’s common stock at $0.20 per share. (see Note 4 – Related Party Transactions)

Commitments

b.)
On March 3, 2010, the Company entered into a license agreement with Guang Wei Qu (the "Licensor"), the owner of a patent in the People’s Republic of China for an environmentally friendly floral sleeve product (the “Patent”). The Licensor granted an exclusive world-wide license to the Company to use the Patent and to manufacture, distribute, market, sell, lease and/or license or sub-license all products derived or developed from such Patent. In exchange, the Company will pay 12% of all product revenues as royalty fees on a quarterly basis.

c.)
On April 15, 2010, the Company entered into an agreement for virtual office with Regus Company. During the period ended June 30, 2010, the Company incurred rental expenses of $600.  The monthly rental fee is $199.

Zenitech Corporation
(A Development Stage Company)
Balance Sheets
(Unaudited)

	September 30, 2010	December 31, 2009

ASSETS

Current Assets

Cash	$38,368	$527

Total Assets	$38,368	$527

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities

Accounts payable and accrued liabilities	$14,660	$18,333
Due to related party	6,594	14,057

Total Liabilities	21,254	32,390

Stockholders’ Equity (Deficit)

Preferred Stock, 20,000,000 shares authorized, $0.0001 par value; No shares issued and outstanding	–	–

Common Stock, 80,000,000 shares authorized, $0.0001 par value; 13,758,466 and 13,100,000 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	1,376	1,310

Additional Paid-in Capital	191,597	59,970

Deficit Accumulated During the Development Stage	(175,859)	(93,143)

Total Stockholders’ Equity (Deficit)	17,114	(31,863)

Total Liabilities and Stockholders’ Equity (Deficit)	$38,368	$527

Zenitech Corporation
(A Development Stage Company)
Statements of Operations
(unaudited)

	For the Three Months Ended September 30, 2010	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2009	From July 28, 2005 (Date of Inception) to September 30, 2010

Revenue	$–	$–	$–	$–	$24,962
Cost of Revenue	–	–	–	–	(24,776)

Gross Profit	–	–	–	–	186

Expenses
General and administrative	39,965	9,266	82,716	25,544	176,045

Total Expenses	39,965	9,266	82,716	25,544	176,045

Net Loss	$(39,965)	$(9,266)	$(82,716)	$(25,544)	$(175,859)

Net Loss Per Common Share – Basic and Diluted	$(0.01)	$(0.00)	$(0.01)	$(0.00)

Weighted Average Common Shares Outstanding	13,758,000	12,800,000	13,494,000	12,378,000

Zenitech Corporation
(A Development Stage Company)
Statements of Cash Flows
(unaudited)

	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2009	From July 28, 2005 (Date of Inception) to September 30,2010

Operating Activities

Net loss for the period	$(82,716)	$(25,544)	$(175,859)

Adjustment to reconcile net loss to net cash used in operating activities:
Non-cash expenses paid by related party on behalf of the company	7,229	9,264	21,286
Stock based compensation	30,000	1,280	91,280

Changes in operating assets and liabilities:
Due to related party	(14,692)	–	(14,692)
Accounts payable and accrued liabilities	(3,673)	15,000	14,660

Net Cash Provided by Operating Activities	(63,852)	–	(63,325)

Financing Activities

Proceeds from issuance of common stock	101,693	–	101,693

Net Cash Provided by Financing Activities	101,693	–	101,693

Increase in Cash	37,841	–	38,368

Cash - Beginning of Period	527	–	–

Cash - End of Period	$38,368	$–	$38,368

Supplemental Disclosures
Interest paid	$–	$–	$–
Income taxes paid	$–	$–	$–

Non-Cash Financing and Investing Activities
Payments made by shareholder on behalf of the company	$7,229	$9,264	$21,286

1.     Basis of Presentation

The accompanying unaudited interim financial statements of Zenitech Corporation (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s financial statements for the fiscal year ended December 31, 2009 filed with the SEC on Form S-1 on September 20, 2010. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended December 31, 2009 have been omitted.

2.     Going Concern

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenue since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at September 30, 2010, the Company has accumulated losses since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.     Related Party Transactions

At September 30, 2010, the Company was indebted to the President of the Company for $6,594 (December 31, 2009 - $14,057). These balances relate to general and administrative expenses paid by the President on behalf of the Company. The related party advances are payable on demand, unsecured and bear no interest.

4.     Consulting Agreements

a)
On October 1, 2009, the Company entered into two consulting agreements with two different consultants and granted 300,000 shares of our common stock for services performed during the first year of the agreement. Pursuant to the agreement, these shares vested immediately. As a result, the Company recognized $60,000 expense related to this share-based arrangement during the year ended December 31, 2009. The shares were valued at $0.20, which is consistent with the price per common share received in the Company’s recent private placement. The agreement is renewable for an additional one-year period upon written agreement by both parties. If renewed, an additional 300,000 shares of common stock will be granted for the extended term.

b)
On February 1, 2009, the Company entered into a consulting agreement for public relations services. The agreement had an initial term of one year, which was extended for another one-year term on February 1, 2010. Pursuant to the agreement, the consulting fee for the first term was $20,000 payable in cash. The second term was payable with 150,000 shares of our common stock, which vested immediately. As a result, the Company recognized approximately $18,000 of expense in 2009. Upon renewal of the agreement in February 2010, the Company recognized an additional $30,000 in expense, which was accounted for as a share-based arrangement. The shares were valued at $0.20, which is consistent with the price per common share received in the Company’s recent private placement.

c)	On May 12, 2010, the Company entered into a private placement and issued 508,466 common shares to 42 investors at $0.20 per share for cash proceeds of $101,693.

5.     Commitments

a)
On March 3, 2010, the Company entered into a license agreement with Guang Wei Qu (the "Licensor"), the owner of a patent in the People’s Republic of China for an environmentally friendly floral sleeve product (the “Patent”). The Licensor granted an exclusive world-wide license to the Company to use the Patent and to manufacture, distribute, market, sell, lease and/or license or sub-license all products derived or developed from such Patent. In exchange, the Company will pay 12% of all product revenues as royalty fees on a quarterly basis.

b)
On April 15, 2010, the Company entered into an agreement for virtual office with Regus Company. During the period ended September, 2010, the Company incurred rental expenses of $1,004.  The monthly rental fee is $199.

PROSPECTUS

1,758,466 Shares of Common Stock

The date of this Prospectus is ________________________.

Dealer Prospectus Delivery Obligation

Until _______________ all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 13.  Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$25
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Printing and marketing expenses	0
Miscellaneous	0
Total	$20,025

Item 14.  Indemnification of Officers and Directors

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was our director, officer, agent or employee or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by us or in our right as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director's duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

●	for any transaction from which the director derived an improper personal benefit.

The indemnification provisions contained in our Certificate of Incorporation are not exclusive of any other rights to which our directors, officers or control persons may be entitled.

Article VI of our Bylaws also contains provisions regarding the indemnification of our officers and directors that state that we shall indemnify and hold harmless such persons to the fullest extent legally permissible under the DCGL.

The general effect of the foregoing is that we may indemnify our directors, officers or control persons from liability, thereby making us responsible for any expenses or damages incurred in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 15.  Recent Sales of Unregistered Securities

From our inception on July 28, 2005 to September 10, 2010, we completed the following sales of unregistered securities:

On May 12, 2010, we issued 508,466 shares of our commons stock to 42 non-US investors at a price of $0.20 per share for the total proceeds of $101,693.

On February 1, 2010, we issued 150,000 shares of our common stock at a deemed price of $0.20 per share to Ji Yong Yang, our consultant, in exchange for the services he provided to us for the total amount of $30,000, in accordance with a consulting agreement with Mr. Yang, dated February 1, 2010.

On January 1, 2010, we issued 150,000 shares of our common stock at a deemed price of $0.20 per share to Mo You Yu, our consultant, in exchange for the services he provided to us for the total amount of $30,000, in accordance with a consulting agreement with Mr. Yu, dated October 1, 2009.

On January 1, 2010, we issued 150,000 shares of our common stock at a deemed price of $0.20 per share  to Dong Zhu Feng, our consultant, in exchange for his services provided to us in the amount of $30,000, in accordance with a consulting agreement with Mr. Feng, dated October 1, 2009.

On January 9, 2009 we 12,800,000 shares of our common stock to Hong Yang, our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director, as founder shares and in exchange for the services she rendered to us. The shares were recorded at par value, which is equal to $0.0001 per share.

These securities were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Item 16.  Exhibits

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation
3.2	Articles
3.3	Bylaws
5.1	Legal Opinion of Dennis Brovarone, Attorney at Law*
10.1	Form of Subscription Agreement*
10.2	Consulting Agreement with Jiyong Yang dated February 1, 2010
10.3	Consulting Agreement with Dongzhu Feng dated October 1, 2009
10.4	Consulting Agreement with Mo You Yu dated October 1, 2009
10.5	License Agreement with Guang Wei Qu dated March 3, 2010
10.6	Market Research Service Agreement with Mo Wei, dated October 18, 2009
10.7	Lease Agreement with Regus dated May 1, 2010*
10.8	Compostable Floral Sleeve Sample-making Service Agreement with An Hui Jia Lian Plastic Packaging Machinery Factory dated October 8, 2010*
23.1	Consent of Malone Bailey LLP, Certified Public Accountants*
23.2	Consent of Dennis Brovarone, Attorney at Law(1)

(1)Included in Exhibit 5.1 “Legal Opinion of Dennis Brovarone, Attorney at Law”

Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Prospectus to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guangzhou, China, on  December 8, 2010 .

Zenitech Corporation

By:	/s/ Hong Yang
Hong Yang
President, Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer), principal accounting officer, Secretary, Treasurer, Director

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Hong Yang	President, Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer), principal accounting officer, Secretary, Treasurer, Director	December 8, 2010
Hong Yang

Exhibit Index

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation (2)
3.2	Articles (2)
3.3	Bylaws (2)
5.1	Legal Opinion of Dennis Brovarone, Attorney at Law*
10.1	Form of Subscription Agreement (2)
10.2	Consulting Agreement with Jiyong Yang dated February 1, 2010 (2)
10.3	Consulting Agreement with Dongzhu Feng dated October 1, 2009 (2)
10.4	Consulting Agreement with Mo You Yu dated October 1, 2009 (2)
10.5	License Agreement with Guang Wei Qu dated March 3, 2010 (2)
10.6	Market Research Service Agreement with Mo Wei, dated October 18, 2009 (2)
10.7	Lease Agreement with Regus dated May 1, 2010* (3)
10.8	Compostable Floral Sleeve Sample-making Service Agreement with An Hui Jia Lian Plastic Packaging Machinery Factory dated October 8, 2010* (3)
23.1	Consent of Malone Bailey LLP, Certified Public Accountants*
23.2	Consent of Dennis Brovarone, Attorney at Law(1)

*Filed herewith

(1) Included in Exhibit 5.1 “Legal Opinion of Dennis Brovarone, Attorney at Law”.

(2) Filed as an exhibit to our Registration Statement on Form S-1 filed on September 20, 2010.

(3) Filed as an exhibit to our Registration Statement on Form S-1/A filed on November 4, 2010.